Exhibit 4.5
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Carrier Global Corporation (the “Company,” “Carrier,” “we,” “us,” and “our”) has four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) our common stock, par value $0.01 per share, (ii) our 4.125% Notes due 2028, (iii) our 4.500% Notes due 2032, and (iv) our 3.625% Notes due 2037.
Common Stock
The following briefly summarizes certain terms of Carrier’s common stock. This summary does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.
Carrier’s common stock is listed on the New York Stock Exchange under the symbol “CARR.”
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareowners.
Holders of common stock are entitled to share equally in the dividends, if any, that may be declared by Carrier’s board of directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of Carrier, the holders of common stock will be entitled to share ratably in all assets of Carrier remaining after we pay:
•all of our debts and other liabilities and
•any amounts we may owe to the holders of our preferred stock.
Holders of common stock do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that we may designate and issue.
Delaware law and our amended and restated bylaws permit us to issue uncertificated shares of common stock.
The rights, preferences and privileges of common shareowners may be affected by the rights, preferences and privileges granted to holders of preferred stock. The Carrier board of directors has the authority, without further action by the shareowners, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges (including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences) of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common shareowners until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things (1) restricting dividends on the common stock, (2) diluting the voting power of the common stock, (3) impairing the liquidation rights of the common stock or (4) delaying or preventing a change in control of Carrier without further action by the shareowners.

At each annual meeting of shareowners, members of Carrier’s board of directors are elected for terms of one year. Carrier’s amended and restated bylaws provide that the board of directors may, from time to time, designate the number of directors; however, the number may not be less than five nor more than 14. Vacancies on the board (except in an instance where a director is removed by holders of common stock and the resulting vacancy is filled by holders of common stock) may be filled by a vote of the majority of the directors then in office, even if less than a quorum.
Carrier’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of Carrier’s board of directors. Eligible shareowners will be permitted to include their own director nominees in Carrier’s proxy materials under the circumstances set forth in the amended and restated bylaws. Generally, a stockholder or a group of up to 20 shareowners, who has maintained continuous qualifying ownership of at least 3% of Carrier’s outstanding common stock for at least three years, will be permitted to include director nominees constituting up to 20% of the board of directors in the proxy materials for an annual meeting of shareowners if such stockholder or group of shareowners complies with the other requirements set forth in the proxy access provision.
Carrier’s amended and restated bylaws include an exclusive forum provision. This provision provides that, unless Carrier consents in writing to the selection of an alternative forum, the sole and exclusive forum for various types of suits will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Such suits include (1) any derivative action or proceeding brought on behalf of Carrier, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or other employee of Carrier to the company or to Carrier’s shareowners, (3) any action asserting a claim against Carrier or any current or former director or officer or other employee of Carrier arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or Carrier’s amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (4) any action asserting a claim against Carrier or any director or officer or other employee of Carrier governed by the internal affairs doctrine or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Under Carrier’s amended and restated bylaws, to the fullest extent permitted by law, this exclusive forum provision applies to state and federal law claims, including claims under the federal securities laws, including the Exchange Act, although Carrier shareowners will not be deemed to have waived Carrier’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims subject to exclusive federal jurisdiction, a court could find the exclusive forum provision contained in Carrier’s amended and restated bylaws to be inapplicable or unenforceable.
Carrier’s amended and restated certificate of incorporation and amended and restated bylaws provide that any action permitted to be taken at an annual or special meeting of shareowners may be effected by the written consent of shareowners if shareowners representing 25% of the outstanding voting power of Carrier capital stock have requested a record date for such action and certain other conditions are satisfied in accordance with Carrier’s amended and restated certificate of incorporation and amended and restated bylaws.
Carrier’s amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of shareowners may be called only by the board of directors, the chairman of the board of directors, or the Chief Executive Officer. The Secretary may also call a special meeting of shareowners in response to a written request of a stockholder or a group of shareowners who own at least 15% of Carrier’s outstanding common stock, subject to the provisions and conditions set forth in Carrier’s amended and restated certificate of incorporation and amended and restated bylaws.
Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Certain of the provisions of Carrier’s amended and restated certificate of incorporation and amended and restated bylaws discussed above and below could discourage a proxy contest or the acquisition of control of a substantial block of our stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Carrier, even though an attempt to obtain control of Carrier might be beneficial to Carrier and its shareowners.
Carrier’s amended and restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The amended and restated bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary. The amended and restated bylaws additionally include provisions permitting the Chief Executive Officer or the Chief Legal Officer and the Chief Financial Officer acting together to reimburse the expenses of our current and former employees, agents and fiduciaries in advance of the final disposition of any such proceeding.
Section 203 of the DGCL, under certain circumstances, may make it more difficult for a person who is an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with a corporation for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, Carrier’s amended and restated certificate of incorporation and amended and restated bylaws do not exclude us from these restrictions, and these restrictions apply to us.
Notes
The following briefly summarizes certain terms of Carrier’s 4.125% Notes due 2028, 4.500% Notes due 2032, and 3.625% Notes due 2037. This summary does not describe every aspect of our Notes and is subject, and is qualified in its entirety by reference, to the Indenture (each as defined below).
General
2028 Notes
We have €750,000,000 in aggregate principal amount of 4.125% Notes due 2028 outstanding (together with any additional notes of such series, including such additional notes that Carrier may issue from time to time under the Indenture, the “2028 Notes”). The 2028 Notes mature on May 29, 2028, and bear interest at a rate of 4.125% per annum. Interest on the 2028 Notes is payable on May 29 of each year, beginning on May 29, 2024.
2032 Notes
We have €850,000,000 in aggregate principal amount of 4.500% Notes due 2032 outstanding (together with any additional notes of such series, including such additional notes that Carrier may issue from time to time under the Indenture, the “2032 Notes”). The 2032 Notes mature on November 29, 2032, and bear interest at a rate of

4.500% per annum. Interest on the 2032 Notes is payable on November 29 of each year, beginning on November 29, 2024.
2037 Notes
We have €750,000,000 in aggregate principal amount of 3.625% Notes due 2037 outstanding (together with any additional notes of such series, including such additional notes that Carrier may issue from time to time under the Indenture, the “2037 Notes”). The 2037 Notes mature on January 15, 2037, and bear interest at a rate of 3.625% per annum. Interest on the 2037 Notes is payable on January 15 of each year, beginning on January 15, 2025.
Form and Denomination
We issued the 2028 Notes, 2032 Notes, and 2037 Notes (collectively, the “Notes”) only in fully registered form, without coupons. The Notes were issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes are not subject to any sinking fund provision.
The Company executed and the Trustee, in accordance with the Indenture, authenticated and delivered initially one or more global notes that were deposited with and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream.
Place of Payment
The Place of Payment for the Notes, and the place where notices and demand to or upon the Company in respect of the Notes and the Indenture may be served, shall be the designated corporate trust office of the Paying Agent.
Maturity
Each series of Notes will mature on the applicable maturity date set forth above.
Interest on the Notes
The Notes bear interest at the applicable annual rate described above under the heading “-General”. The 2028 Notes and 2032 Notes accrue interest from November 29, 2023, or from the most recent date to which interest has been paid or duly provided for. The 2037 Notes accrue interest from November 8, 2024, or from the most recent date to which interest has been paid or duly provided for.
Interest is payable on the Notes annually in arrears on the dates set forth in this paragraph and on the relevant Maturity, to the persons in whose names such Notes are registered on the relevant Record Date; provided that interest payable at the relevant Maturity is payable to the persons to whom the principal of such Notes is payable. Interest on the 2028 Notes is payable on May 29 of each year, beginning on May 29, 2024. Interest on the 2032 Notes is payable on November 29 of each year, beginning November 29, 2024. Interest on the 2037 Notes is payable on January 15 of each year, beginning on January 15, 2025. If the date on which a payment of interest or principal on the Notes is scheduled to be paid is not a Business Day, then the interest or principal payable on that date will be paid on the next succeeding Business Day, and no further interest will accrue as a result of such delay. Interest with respect to the Notes is computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the Notes, to but excluding the next scheduled interest payment date for the applicable series of Notes. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. The rights of holders of beneficial interests of Notes to receive the payments of interest on such Notes are subject to the applicable procedures of Euroclear and Clearstream.
Optional Redemption
Notes
Prior to the applicable Par Call Date, we may redeem the Notes of any series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)    (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus the number of basis points set forth below under the heading “Description of Notes-Optional Redemption-Notes-Make-Whole Basis Points” across from the name of such series of Notes less (b) interest accrued to the date of redemption, and
(2)    100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to the redemption date.

Series of Notes	Make-Whole Basis Points
2028 Notes	+25 basis points
2032 Notes	+30 basis points
2037 Notes	+20 basis points

On or after the applicable Par Call Date, we may redeem the Notes of any series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
For purposes of this Notes section, “Par Call Date” means, in respect of a series of Notes, the date set forth under the heading “Par Call Date” immediately below across from the name of such series of Notes.

Series of Notes	Par Call Date
2028 Notes	April 29, 2028 (one month prior to the stated maturity of such 2028 Notes)
2032 Notes	August 29, 2032 (three months prior to the stated maturity of such 2032 Notes)
2037 Notes	October 15, 2036 (three months prior to the stated maturity of such 2037 Notes)

“Comparable Government Bond” means, with respect to the Notes to be redeemed prior to the applicable Par Call Date, in relation to any Comparable Government Bond Rate (as defined below) calculation, at the discretion of an independent investment bank selected by us, a bond that is a direct obligation of the Federal Republic of Germany (a “German government bond”) whose maturity is closest to the Par Call Date of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us, and calculated in accordance with generally accepted market practice at such time.
The term “independent investment bank” means an independent investment banking institution of international standing appointed by us from time to time.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or, in accordance with the procedures of the applicable depositary. No Notes of a principal amount of €100,000 or less will be redeemed in part unless otherwise required by law. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by Euroclear, Clearstream or the Common Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of the applicable depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
If the redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to redemption by the Company.
Any notice of redemption of the Notes may, at our discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof. If a redemption is subject to satisfaction of one or more conditions precedent, the notice shall describe each condition, and the notice may be rescinded in the event that any or all of the conditions shall not have been satisfied by the redemption date. In the case of the 2037 Notes, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in our discretion, such redemption may not occur and such notice may be rescinded, or the redemption date may be delayed or extended (including more than 60 days after the date the notice of redemption was mailed or delivered), in the event than any or all such conditions shall not have been satisfied by the redemption date. Any notice of redemption may provide that payment of the redemption price and our obligations with respect to the redemption may be performed by another person.
We may at any time and from time to time purchase Notes in the open market, by tender offer, through privately negotiated transactions or otherwise.
Currency
All payments of interest and principal, including payments made upon any redemption or repurchase of the Notes, will be payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by any of the member states of the European Monetary Union that as of the date hereof have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. Dollars on the basis of the most recently available market exchange rate for euro, as determined by us in our sole discretion. The term “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.
Any payment in respect of the Notes so made in U.S. Dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent for the Notes shall have any responsibility for any calculation or conversion in connection with the foregoing.
Holders of the Notes will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.
Listing
The 2028 Notes, 2032 Notes, and 2037 Notes are traded on the New York Stock Exchange under the bond trading symbols of “CARR28,” “CARR32,” and "CARR37," respectively.
Ranking
The Notes are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations and senior in right of payment to all of our future indebtedness that is subordinated to the Notes. The Notes are effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and are structurally subordinated in right of payment to any existing and future indebtedness, liabilities and other obligations of our subsidiaries.
Offer to Purchase Upon Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless we have exercised our right to redeem the Notes by giving irrevocable notice on or prior to the 30th day after the Change of Control Triggering Event in accordance with the Indenture, each holder of the Notes will have the right to require us to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the Change of Control Payment Date (as defined below) (the “Change of Control Payment”). If the Change of Control Payment Date is (a) on a day that is not a Business Day, the related payment of the Change of Control Payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day and/or (b) on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to purchase by the Company.
Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to mail or otherwise deliver in accordance with the applicable procedures of DTC, Euroclear or Clearstream, as applicable, a notice to each holder of Notes, which notice will govern the terms of the Change of Control Offer. Such notice will state the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC, Euroclear or Clearstream, as applicable (or, in the case of a notice mailed or otherwise delivered in accordance with the applicable procedures of DTC, Euroclear or Clearstream, as applicable, prior to the date of consummation of a Change of Control, no earlier than 30 days nor later than 60 days from the date of the Change of Control Triggering Event), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or otherwise delivered in accordance with the applicable procedures of DTC, Euroclear or Clearstream, as applicable, prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful:
•accept or cause a third party to accept for payment all the Notes properly tendered pursuant to the Change of Control Offer;
•deposit or cause a third party to deposit with the applicable Paying Agent an amount equal to the Change of Control Payment in respect of all the Notes properly tendered; and
•deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of the Notes being purchased.
We will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the Notes properly tendered and not withdrawn under its offer. In addition, we will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than an Event of Default in the payment of the Change of Control Payment on the Change of Control Payment Date.
In connection with any Change of Control Offer, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in the Change of Control Offer and the Company, or any third party making the Change of Control Offer in lieu of the Company as described above, purchases all of those Notes validly tendered and not withdrawn by the holders, the Company or such third party will have the right, upon not less than 15 but not more than 60 days’ notice mailed or otherwise delivered in accordance with the applicable procedures of DTC, Euroclear or Clearstream, as applicable, by the Company to each holder of such Notes (provided, that the notice is given not more than 30 days following the purchase date in respect of such Change of Control Offer), to redeem all the Notes that remain outstanding following such purchase at a price in cash equal to 101% of the outstanding principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the applicable purchase date (it being agreed that if the purchase date is (a) on a day that is not a Business Day, the related payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day and/or (b) on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Notes are subject to purchase by the Company).
We must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Indenture with respect to the Notes by virtue of any such conflict.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to purchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.
Additional Notes
We may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes of any such series ranking equally with the Notes (and being treated as a single class with the applicable series of Notes already outstanding) in all respects and having the same terms as the Notes of such series already outstanding except for issue date, issue price and, under some circumstances, the first Interest Payment Date thereof. If any additional notes are not fungible with the initial series of Notes for U.S. federal income tax purposes, then those additional notes will have a separate, not contemporaneously outstanding, CUSIP number, ISIN and Common Code, as applicable. Each series of Notes and any additional notes of such series will be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.
Limitation upon Liens
The Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, create, incur, issue or assume any Debt secured by a Lien on any Principal Property owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary, and the Company will not itself, and will not permit any subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any equity interests or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary, without in any such case effectively providing that, the Notes (together with, if the Company shall so determine, any other Debt of the Company then existing or thereafter created which is not subordinate in right of payment to the Notes) will be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Debt then outstanding plus Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of sale and leaseback transactions involving Principal Properties entered into after the date of the issuance of the Notes (other than such sale and leaseback transactions as are permitted by the Indenture) would not exceed an amount equal to 10% of Consolidated Net Total Assets of the Company; provided that nothing contained in this covenant will prevent, restrict or apply to, and there will be excluded from secured Debt in any computation under this covenant, Debt secured by:
(a)    Liens on any property or assets of the Company or any subsidiary (including equity interests or Debt owned by the Company or any subsidiary) existing as of the date of the issuance of the Notes;
(b)    Liens on any property or assets of, or on any equity interests or Debt of, any person existing at the time such person becomes a Wholly-Owned Domestic Manufacturing Subsidiary, or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such person’s becoming a Wholly-Owned Domestic Manufacturing Subsidiary;
(c)    Liens on any property or assets or equity interests or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 120 days after, the acquisition of such property or assets or equity interests or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided that such Liens are limited to such equity interests or Debt or such other property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);
(d)    Liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets, or to secure Debt incurred prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided that such Liens are limited to such property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);
(e)    Liens which secure Debt owing by a subsidiary to the Company or to a Wholly-Owned Domestic Manufacturing Subsidiary;
(f)    Liens arising from the assignment of moneys due and to become due under contracts between the Company or any subsidiary and the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, pursuant to the provisions of any contract not directly or indirectly in connection with securing Debt;
(g)    any materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings; any deposit or pledge as security for the performance of any bid, tender, contract, lease, or undertaking not directly or indirectly in connection with the securing of Debt; any deposit or pledge with any governmental agency required or permitted to qualify the Company or any subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings; deposits or pledges to obtain the release of mechanics’, workmen’s, repairmen’s, materialmen’s or warehousemen’s Liens or the release of property in the possession of a common carrier; any security interest created in connection with the sale, discount or guarantee of notes, chattel mortgages, leases, accounts receivable, trade acceptances or other paper, or contingent repurchase obligations, arising out of sales of merchandise in the ordinary course of business; Liens for taxes levied or imposed upon the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or upon the income, profits or property of the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or Liens on any Principal Property of the Company or any Wholly-Owned Domestic Manufacturing Subsidiary arising from claims from labor, materials or supplies; provided that either such tax is not overdue or that the amount, applicability or validity of such tax or claim is being contested in good faith by appropriate proceedings; or other deposits or pledges similar to those referred to in this subdivision (g);
(h)    Liens arising by reason of any judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or any subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Company or any subsidiary; and
(i)    any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in subdivisions (a) through (h) above or the Debt secured thereby; provided that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets or equity interests or Debt that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property, and plus any other property or assets not then constituting a Principal Property) and (2) in the case of subdivisions (a) through (c) above, the Debt secured by such Lien at such time is not increased.
For the purposes of this covenant and the covenant described under the caption “-Limitations upon Sales and Leasebacks,” the giving of a guarantee which is secured by a Lien on a Principal Property, and the creation of a Lien on a Principal Property or equity interests or Debt to secure Debt which existed prior to the creation of such Lien, will be deemed to involve the creation of Debt in an amount equal to the principal amount guaranteed or secured by the Lien; however, the amount of Debt secured by Liens on Principal Properties and equity interests and Debt will be computed without cumulating the underlying indebtedness with any guarantee thereof or Lien securing the same.
For purposes of this covenant and the covenant described under the caption “-Limitations upon Sales and Leasebacks,” the following will not be deemed to be Liens securing Debt, and, accordingly, nothing contained in this covenant and the covenant described under the caption “-Limitations upon Sales and Leasebacks” will prevent, restrict or apply to: (a) any acquisition by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas and/or any other mineral and/or the process thereof, (b) any conveyance or assignment under the terms of which the Company or any Wholly-Owned Domestic Manufacturing Subsidiary conveys or assigns to any person or persons an interest in oil, gas and/or any other mineral and/or the proceeds thereof, or (c) any Lien upon any property or assets owned or leased by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or in which the Company or any Wholly-Owned Domestic Manufacturing Subsidiary owns an interest to secure to the person or persons paying the expenses of developing and/or conducting operations for the recovery, storage, transportation and/or sale of the mineral resources of the said property (or property with which it is utilized) the payment to such person or persons of the Company’s or the Wholly-Owned Domestic Manufacturing Subsidiary’s proportionate part of such development and/or operating expense.
Limitations upon Sales and Leasebacks
The Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, enter into any arrangement on or after the date of the issuance of the Notes with any bank, insurance company or other lender or investor (other than the Company or another Wholly-Owned Domestic Manufacturing Subsidiary) providing for the leasing by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued), which was or is owned by the Company or a Wholly-Owned Domestic Manufacturing Subsidiary and which has been or is to be sold or transferred, more than 365 days after the completion of construction and commencement of full operation thereof by the Company or such Wholly-Owned Domestic Manufacturing Subsidiary, to such bank, insurance company, lender or investor or to any person to whom funds have been or are to be advanced by such bank, insurance company, lender or investor on the security of such Principal Property (herein referred to as a “sale and leaseback transaction”) unless, either:
(a)    the Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions entered into after the date of the issuance of the Notes (other than such sale and leaseback transactions as are permitted by the provisions described in the following paragraph), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens covered by the provisions described in subdivisions (a) through (i) of the first paragraph of the covenant described under the caption “-Limitation upon Liens”) without equally and ratably securing the Notes, would not exceed 10% of Consolidated Net Total Assets, or
(b)    the Company, within 365 days after the sale or transfer, applies or causes a Wholly-Owned Domestic Manufacturing Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by any two of the following: the Chairman, Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer and the Controller of the Company) to the retirement of securities of any series outstanding under the Indenture or other indebtedness of the Company (other than indebtedness subordinated in right of payment to the Notes) or indebtedness of a Wholly-Owned Domestic Manufacturing Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application (and, unless otherwise expressly provided with respect to any one or more series of securities outstanding under the Indenture, any redemption of securities pursuant to this provision shall not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision limiting the Company’s right to redeem securities of any one or more such series when such redemption involves a refunding operation or anticipated refunding operation); provided that the amount to be so applied will be reduced by (i) the principal amount of securities outstanding under the Indenture delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (ii) the principal amount of any such indebtedness of the Company or a Wholly-Owned Domestic Manufacturing Subsidiary, other than such securities, voluntarily retired by the Company or a Wholly-Owned Domestic Manufacturing Subsidiary within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this subsection (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
Notwithstanding the foregoing, where the Company or any Wholly-Owned Domestic Manufacturing Subsidiary is the lessee in any sale and leaseback transaction, Attributable Debt will not include any Debt resulting from the guarantee by the Company or any other Wholly-Owned Domestic Manufacturing Subsidiary of the lessee’s obligation thereunder.
Existence
Subject to the covenant described under the caption “-Consolidation, Merger and Sale of Assets,” the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.
Reports by the Company
The Company shall file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. The Company will be deemed to have complied with the obligations described in the immediately previous sentence to the extent that the information, documents and reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure) and posted on the Company’s website or otherwise publicly available.
Delivery of the reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on officer’s certificates). The Trustee shall have no responsibility whatsoever to determine whether such filing has occurred.
During any time period in which the Trust Indenture Act does not apply to the Indenture or the Notes of any series issued pursuant to the Indenture, for so long as such securities remain outstanding, the Company will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Consolidation, Merger and Sale of Assets
The Company will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to any person, unless:
(a)    the person formed by the consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Company is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, the Company’s obligation for the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;
(b)    immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
(c)    the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the covenant described in this section.
The covenant described in this section will only apply to a merger or consolidation in which the Company is not the surviving person and to conveyances, leases and transfers by the Company as transferor or lessor.
Upon any consolidation by the Company with or merger by the Company into any other person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with the covenant described in this section, the successor person formed by the consolidation or into which the Company is merged or to which the conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the successor person had been named as the Company in the Indenture. In the event of any such conveyance or transfer, the Company, except in the case of a lease, will be discharged of all obligations and covenants under the Indenture and the Notes. In case of any such consolidation, merger, conveyance, transfer or lease, certain changes in phraseology and form may be made in the Notes thereafter to be issued as may be appropriate.
Events of Default
When we use the term “Event of Default” with respect to the Notes of any series we mean:
(a)    default in the payment of any interest upon any security of that series when it becomes due and payable, and continuance of the default for a period of 30 days;
(b)    default in the payment of the principal of (or premium, if any, on) any security of that series at its Maturity;
(c)    default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically dealt with or which has been expressly included in the Indenture for the benefit of one or more series of Notes other than that series), and continuance of that default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of all affected Notes of any series issued under the Indenture then outstanding (taking such action as one class) (including any affected Notes) a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

(d)    the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state bankruptcy, insolvency, reorganization or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of all or substantially all of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or
(e)    the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or all or substantially all of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.
An Event of Default with respect to the Notes of a particular series may not constitute an Event of Default with respect to the Notes of any other series.
If an Event of Default described above in clause (a) or (b) of the definition of “Event of Default” occurs with respect to the Notes of any series at the time outstanding and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes of that series may declare the principal amount of all of the Notes of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders), and upon such declaration the principal amount of all of the Notes of that series will become immediately due and payable.
If an Event of Default described above in clause (c) of the definition of “Event of Default” occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of all affected Notes of any series issued under the Indenture then outstanding (taking such action as one class) may declare the principal amount of all affected outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders), and upon any such declaration the principal amount of all affected outstanding Notes will become immediately due and payable.
If an Event of Default described above in clause (d) or (e) of the definition of “Event of Default” occurs with respect to the Notes of any series at the time outstanding occurs, then the principal amount and any accrued interest upon all the Notes of that series will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable.
Under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes of a series (or of more than one series of affected Notes (acting as one class), as the case may be), by written notice to the Company and the Trustee, may rescind and annul an acceleration and its consequences.
The Company covenants that if (a) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or (b) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof, the Company will, upon demand of the Trustee, pay to it, for the benefit of the holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest and, to the extent that payment of such interest is legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate or rates prescribed therefor in such Notes, and, in addition thereto, such further amount as is sufficient to cover the reasonable costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.
If an Event of Default with respect to the Notes (or of all series issued under the Indenture, as the case may be) occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the holders of Notes (or of all series under the Indenture, as the case may be) by appropriate judicial proceedings as the Trustee deems most effectual to protect and enforce those rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.
The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes of the relevant series before proceeding to exercise any right or power under the Indenture at the request of the holders. Subject to provisions in the Indenture for the indemnification of the Trustee and certain other limitations, (a) the holders of not less than a majority in principal amount of the outstanding Notes of the relevant series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, relating to or arising under clause (a) or (b) of the definition of “Event of Default” and (b) with respect to all Notes issued under the Indenture, the holders of not less than a majority in principal amount of all affected Notes of any series issued under the Indenture outstanding (taking such action as one class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, not relating to or arising under clause (a) or (b) of the definition of “Event of Default.”
The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal (or premium, if any) or interest, if any) if the Trustee considers it in the interest of the holders of the Notes to do so.
The Indenture provides that no holder of any Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy hereunder, unless:
(a)    the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;
(b)    the holders of not less than 25% in principal amount of the outstanding Notes in the case of any Event of Default described in clause (a) or (b) of the definition of “Event of Default,” or, in the case of any Event of Default not described in clause (a) or (b) of the definition of “Event of Default,” the holders of not less than 25% in principal amount of all affected Notes of any series issued under the Indenture outstanding (making such request as one class), will have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;
(c)    the holder or holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
(d)    the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(e)    no direction inconsistent with the written request has been given to the Trustee during the 60-day period by the holders of not less than a majority in principal amount of the outstanding Notes in the case of any Event of Default described in clause (a) or (b) of the definition of “Event of Default,” or, in the case of any Event of Default not described in clause (a) or (b) of the definition of “Event of Default,” by the holders of not less than a majority in principal amount of all affected Notes of any series issued under the Indenture outstanding (making the direction as one class), it being understood and intended that no one or more of such holders will have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other holders of Notes, in the case of any Event of Default described in clause (a) or (b) of the definition of “Event of Default,” or of holders of all affected Notes of any series issued under the Indenture in the case of any Event of Default not described in clause (a) or (b) of the definition of “Event of Default,” or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the Indenture, except in the manner therein provided and for the equal and ratable benefit of all holders of the Notes, in the case of any Event of Default described in clause (a) or (b) of the definition of “Event of Default,” or of holders of all affected Notes of any series issued under the Indenture in the case of any Event of Default not described in clause (a) or (b) of the definition of “Event of Default.”
The Indenture contains a covenant under which we are required to furnish to the Trustee an annual statement as to the compliance with all conditions and covenants of the Indenture.
Modification and Waiver
The Indenture provides that, without the consent of the holders of any Notes, we, together with the Trustee, at any time and from time to time, may enter into one or more supplemental indentures or other instruments, in form reasonably satisfactory to the Trustee, for any of the following purposes:
(a)    to evidence the succession of another person to the Company and provide for the assumption by a successor person of the Company’s obligations under the Indenture and the Notes, in each case in compliance with the provisions thereof;
(b)    to add to the covenants of the Company or to surrender any right or power conferred upon the Company in the Indenture;
(c)    to add any additional Events of Default;
(d)    to add to, change or eliminate any of the provisions of the Indenture; provided that any such addition, change or elimination shall (i) neither (A) apply to any Notes of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision nor (B)

modify the rights of the holder of any such Notes with respect to such provision or (ii) become effective only when there are no Notes of any series outstanding;
(e)    to secure the Notes pursuant to the requirements of the covenant described under the caption “-Limitation upon Liens” or otherwise;
(f)    to establish the form or terms of the Notes of any series as permitted under the Indenture;
(g)    to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture;
(h)    to cure any ambiguity, to correct or supplement any provision under the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture; provided such action will not adversely affect the interests of the holders of the Notes of any particular series in any material respect;
(i)    to supplement any of the provisions of the Indenture to the extent as necessary to permit or facilitate the defeasance and/or discharge of any series of Notes pursuant to the Indenture; provided that any such action does not adversely affect the interests of the holders of the Notes of that series or any other series of Notes in any material respect;
(j)    to provide for the guarantee by any person of any series of previously issued and outstanding Notes;
(k)    to add to the Indenture such provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the Indenture is executed or any corresponding provision in any similar federal statute thereafter enacted;
(l)    to conform to any mandatory provisions of law and in particular to comply with the requirements of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act;
(m)    to conform the terms of the Indenture and the Notes to any provision or other description of the Notes, as the case may be, contained in an offering document related thereto;
(n)    to provide for the issuance of any additional securities under the Indenture;
(o)    to comply with the rules of any applicable securities depositary; or
(p)    to make any change in any series of Notes or to add to the Indenture such provisions that do not adversely affect in any material respect the interests of the holders of such Notes.
Other amendments and modifications of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of outstanding Notes of all series issued under the Indenture affected by the amendment or modification (voting as one class); provided, no modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:
(a)    change the stated maturity of the principal of, or any installment of interest on, any security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indenture or the amount thereof provable in bankruptcy pursuant to the Indenture, or change any Place of Payment where, or the coin, currency, currencies, currency units or composite currency in which, any security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date, as the case may be);
(b)    reduce the percentage in principal amount of the outstanding Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or
(c)    modify (i) the requirements of the section of the Indenture described in this paragraph, (ii) provisions with respect to waiving compliance with specified provisions of the Indenture or (iii) provisions with respect to waiving specified defaults, except to increase any applicable percentage or to provide that other specified provisions of this Indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby; provided, that this clause will not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in the foregoing requirements and provisions with respect to waiving compliance with certain provisions of the Indenture, or the deletion of this proviso, in accordance with the requirements of the Indenture.
A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Notes, or which modifies the rights of the holders of Notes of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of Notes of any other series.
If any additional Notes of any series are issued under the Indenture, then such additional Notes, together with the notes of such series, will be treated together as one class for purposes of determining whether the consent or approval of holders of a specified percentage has been obtained.
It will not be necessary for any act of holders described in the foregoing provisions to approve the particular form of any proposed supplemental indenture, but it will be sufficient if the act approves the substance thereof.
Satisfaction and Discharge
The Indenture will upon Company request cease to be of further effect with respect to any series of Notes (except as to any surviving rights of registration of transfer or exchange of Notes of such series as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture as to the applicable series when:
(a)    either:
(i)    all Notes of the applicable series theretofore authenticated and delivered (other than Notes that have been mutilated, destroyed, lost or stolen and that have been replaced or paid as provided in Indenture and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been cancelled or delivered to the Trustee for cancellation; or
(ii)    all Notes of the applicable series not theretofore cancelled or delivered to the Trustee for cancellation:
(1)    have become due and payable, or
(2)    will become due and payable at their stated maturity within one year, or
(3)    are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of clauses (ii)(1), (ii)(2) or (ii)(3) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose (A) an amount of cash (in the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), or (B) Government Obligations applicable to the applicable Notes (determined on the basis of the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount, or (C) a combination thereof, sufficient, in the case of clauses (B) and (C) in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the entire indebtedness on such Notes not theretofore cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to, but excluding, the date of the deposit (in the case of Notes that have become due and payable) or to, but excluding, the stated maturity or redemption date, as the case may be; provided that if on the date of the deposit, the interest payable to, but excluding, or any premium payable on, the stated maturity or redemption date cannot be calculated, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the interest payable to, but excluding, or the premium payable on, the stated maturity or the redemption date calculated as of the date of the deposit, with any deficit on the stated maturity or redemption date, as applicable (any such amount, the “Applicable Deficit”), only required to be deposited with the Trustee on or prior to the stated maturity or redemption date, as applicable; provided, further, any Applicable Deficit shall be set forth in an officer’s certificate delivered to the Trustee simultaneously with the deposit of the Applicable Deficit that confirms that the Applicable Deficit shall be applied to the interest or other amounts payable at the stated maturity or on the redemption date, as applicable;
(b)    the Company has paid or caused to be paid all other sums payable under the Indenture by the Company in respect of the applicable Notes; and

(c)    the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel (as specified in the Indenture), each stating (i) that all conditions precedent in respect of such discharge have been satisfied, and (ii) such discharge is authorized and permitted by the terms and conditions of the Indenture.
Defeasance and Covenant Defeasance
The Indenture provides that the Company may elect either “defeasance” or “covenant defeasance” of the Notes of or within a series as described below:
(a)    “defeasance” means that the Company may elect to defease and be discharged from any and all obligations with respect to the applicable Notes except for the obligations to register the transfer or exchange of the applicable Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes and any related coupons, to maintain an office or agency in respect of the applicable Notes and to hold moneys for payment in trust; and
(b)    “covenant defeasance” means that the Company may elect to be released from its obligations with respect to the applicable Notes that are described under the captions “-Consolidation, Merger and Sale of Assets,” “-Existence,” “-Limitation upon Liens” and “-Limitations upon Sales and Leasebacks,” and any omission to comply with these obligations will not constitute a default or an Event of Default with respect to the applicable Notes.
To elect either defeasance or covenant defeasance under the Indenture, the Company must deposit with the Trustee, as trust funds in trust, (a) an amount of cash (in such currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), (b) Government Obligations applicable to the applicable Notes (determined on the basis of the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), which through the payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount, or (c) a combination thereof, sufficient, in the case of clauses (b) and (c) in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of (and premium, if any) and interest on the applicable outstanding Notes on their scheduled due dates.
A trust of this kind may only be established if, among other things, the Company has delivered to the applicable trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, an opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture.
No Personal Liability of Incorporators, Stockholders, Officers, Directors, Employees or Agents
The Indenture provides that no recourse will be had for the payment of principal, premium, if any, or interest, if any, on any Note, or for any claim based on or in respect of any Note or the Indenture or any supplemental indenture, against any incorporator, stockholder, officer, director, employee or agent, as such, past, present or future, of ours or of any successor person thereof under any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise. Each holder, by accepting the Notes, waives and releases all such liability.

Concerning Our Relationship with the Trustee, Securities Registrar and Paying Agent
Deutsche Bank Trust Company Americas acts as Trustee, securities registrar and Paying Agent under the Indenture. We maintain customary banking relationships in the ordinary course of business with the Trustee and its affiliates.
Governing Law
The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
For purposes of this “Notes” section the following definitions are applicable:
“Attributable Debt” means, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 15% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Business Day” means any other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close, and (2) on which the Trans European Automated Real Time Gross Settlement Express Transfer System (i.e., the T2 System), or any successor or replacement for that system is open.
“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3)of the Exchange Act) other than to the Company or one of its subsidiaries, and other than any such transaction or series of related transactions in which the holders of the Company’s Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee person representing a majority of the voting power of the transferee person’s Voting Stock immediately after giving effect thereto;
(2)    the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing a majority of the voting power of the Company’s outstanding Voting Stock;
(3)    the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving person (or its parent) immediately after giving effect to such transaction; or
(4)    the adoption by our shareholders of a plan relating to our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company or other person and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company or other person immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company or other person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company or other person.
“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade or withdrawal). However, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in, or withdrawal of, rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in, or withdrawal of, rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our request that the reduction or withdrawal was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.
Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Net Total Assets” means the total amount of assets of the Company and its consolidated subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles (which calculation shall give pro forma effect to any Material Acquisition or Material Disposition consummated by the Company or its consolidated subsidiaries since the date of such balance sheet and on or prior to the date of determination, as if such Material Acquisition or Material Disposition had occurred on the date of such consolidated balance sheet).
“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money.
“DTC” means, for purposes of this “Notes” section, The Depository Trust Company, its nominees and their respective successors.
“Government Obligations” means any security denominated in euro that is (1) a direct obligation of any country that is a member of the European Monetary Union and whose long-term debt is rated A-1 or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another nationally recognized statistical rating organization in the United States on the date of the Indenture, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.
“Indenture” means the Indenture, dated November 29, 2023, between Carrier Global Corporation and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the Supplemental Indenture No. 1, dated November 29, 2023, the Supplemental Indenture No. 2, dated November 30, 2023, and the Supplemental Indenture No. 3, dated November 8, 2024.
“Industrial Development Bonds” means obligations issued by a State, a Commonwealth, a Territory or a possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a) of the Internal Revenue Code of 1986, as amended (or any similar provision), as in effect at the time of the issuance of such obligations.
“Interest Payment Date” when used with respect to any Notes, means the date specified in such Notes as the fixed date on which an installment of interest is due and payable.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”
“Lien” means any pledge, mortgage, lien, encumbrance and security interest.
“Material Acquisition” means any acquisition by the Company or any of its subsidiaries of (a) equity interests in any person if, after giving effect thereto, such person will become a subsidiary of the Company or (b)

assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person (in the case of clauses (a) and (b), including as a result of a merger or consolidation); provided that, in the case of clauses (a) and (b), the aggregate consideration therefor exceeds $50,000,000.
“Material Disposition” means any sale, transfer or other disposition by the Company or any of its subsidiaries of (a) all or substantially all the issued and outstanding equity interests in any person that are owned by the Company or any of its subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person; provided that, in the case of clauses (a) and (b), such sale, transfer or other disposition yields net proceeds to the Company or any of its subsidiaries in excess of $50,000,000.
“Maturity” means the date on which the principal (or premium, if any) of such Note or an installment of principal becomes due and payable as provided by the Indenture or the Note, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.
“Place of Payment” means, when used with respect to the Notes of or within any series, the place or places where the principal of (and premium, if any) and interest on such Notes are payable, as contemplated by the Indenture.
“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Total Assets, other than any such manufacturing plant or warehouse or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (a) which is financed by Industrial Development Bonds or (b) which, in the opinion of the board of directors of the Company (or any duly authorized committee thereof), is not of material importance to the total business conducted by the Company and its subsidiaries, taken as a whole.
“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P cease to provide rating services to issuers or investors or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization,” as defined under Section 3(a)(62) of the Exchange Act, as a replacement agency for Moody’s or S&P, as applicable; provided, that we shall give notice of such appointment to the Trustee.
“Record Date” means the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid, regardless of whether such date is a Business Day; provided, that if any of the Notes are held by a securities depositary in book-entry form, the Record Date for those Notes will be the close of business on the Business Day immediately preceding the date on which interest is scheduled to be paid.

“S&P” means S&P Global Ratings, and its successors.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
“Wholly-Owned Domestic Manufacturing Subsidiary” means any subsidiary of which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by the Company directly and/or indirectly and which, at the time of determination, is primarily engaged in manufacturing, except a subsidiary that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) is engaged primarily in the finance business, including, without limitation thereto, financing the operations of, or the purchase of products which are products of or incorporate products of, the Company and/or its subsidiaries, or (c) is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing. In the event that there shall at any time be a question as to whether a subsidiary is primarily engaged in manufacturing or is described in the foregoing clause (a), (b) or (c), such matter shall be determined for all purposes of the Indenture by a board resolution.